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                EXHIBIT 23     CONSENT OF KPMG LLP







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                          INDEPENDENT AUDITORS' CONSENT


Board of Directors
Roslyn Bancorp, Inc.:


We consent to incorporation by reference in the Registration Statement for the Benefit Restoration Plan of The Roslyn Saving Bank on Form S-8 of Roslyn Bancorp, Inc. of our report dated January 25, 2000, relating to the consolidated statements of financial condition of Roslyn Bancorp, Inc., and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report has been incorporated by reference in the December 31, 1999 annual report on Form 10-K of Roslyn Bancorp, Inc.


                                             /s/ KPMG LLP


Melville, New York
November 7, 2000